Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated December 5, 2003, in the Registration Statement (Form S-4 No. 333-118436) and related Prospectus of Stater Bros. Holdings Inc. for the registration of $525,000,000 8 1/8% Senior Notes Due 2012 and $175,000,000 Floating Rate Senior Notes Due 2010.

/s/ Ernst & Young LLP

Orange County, California

August 27, 2004